Exhibit 5.1

February 10, 2016

Senior Housing Properties Trust

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Re:           Senior Housing Properties Trust

6.25% Senior Notes due 2046

Ladies and Gentlemen:

We have acted as counsel to Senior Housing Properties Trust, a Maryland real estate investment trust (the “Company”), in connection with the Company’s authorization for issuance and sale of an aggregate of $287,500,000 in principal amount of the Company’s 6.25% Senior Notes due 2046 (the “Notes”) (including up to an additional $37,500,000 aggregate principal amount of Notes which the underwriters have the option to purchase to cover overallotments, if any, as described in the Prospectus below), to be issued pursuant to an Indenture, to be dated as of February 18, 2016 (the “Base Indenture”), between the Company and U.S. Bank National Association, as Trustee (the “Trustee”), to be supplemented by the First Supplemental Indenture to be dated on or about February 18, 2016 (in the form provided to us by the Company, the “Supplemental Indenture”), between the Company and the Trustee (the Base Indenture, as so supplemented, the “Indenture”).  We understand that the Notes are to be offered and sold under the Company’s Registration Statement on Form S-3, No. 333-205298 (the “Registration Statement”).

In connection with this opinion, we have examined and relied upon copies of (i) the Registration Statement, (ii) the final Prospectus dated June 26, 2015 (the “Base Prospectus”) relating to the Registration Statement, (iii) the final Prospectus Supplement to the Base Prospectus dated February 10, 2016, relating to the Notes (the “Prospectus Supplement” and the Base Prospectus, as supplemented thereby, the “Prospectus”), (iv) the Indenture, and (v) resolutions adopted by the Board of Trustees of the Company on January 31, 2016, and resolutions adopted by an Ad Hoc Pricing Committee of the Board of Trustees of the Company on February 10, 2016, each relating to the Notes.  We have also examined and relied upon originals or copies of such records, agreements and instruments of the Company, certificates of public officials and of officers of the Company and such other documents and records, and such matters of law, as we have deemed necessary as a basis for the opinions hereinafter expressed.  In rendering this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to the authentic original documents of all documents submitted to us as copies.  As to any facts material to the opinions expressed herein, we have relied without independent verification upon certificates

Senior Housing Properties Trust

February 10, 2016

of public officials, upon statements of officers or other representatives of the Company and statements of fact contained in documents we have examined.

We have assumed for purposes of this opinion that the Trustee is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified to engage in the activities contemplated by, and has the requisite organizational and legal power and authority to perform its obligations under, the Indenture, that the Trustee is in compliance, generally with respect to acting as a trustee under the Indenture, with all applicable laws and regulations, and that the Indenture is and will be the valid and binding agreement of the Trustee, enforceable against the Trustee in accordance with its terms.

We express no opinion herein as to any laws other than the laws of the State of New York and the federal laws of the United States.  Insofar as this opinion involves matters of Maryland law we have, with the Company’s permission, relied solely upon the opinion of even date herewith of Venable LLP, a copy of which we understand the Company is filing as Exhibit 5.2 to its Current Report on Form 8-K, to be dated on or about February 10, 2016 (the “Current Report”), and with respect to matters involving Maryland law our opinion is subject to the limitations and qualifications set forth in such opinion.

Our opinion set forth below with respect to the validity or binding effect of the Notes or any obligations may be limited by (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, marshaling, moratorium or other similar laws affecting the enforcement generally of the rights and remedies of creditors and secured parties or the obligations of debtors, and (ii) general principles of equity (whether considered in a proceeding in equity or at law), including but not limited to principles limiting the availability of specific performance or injunctive relief, and concepts of materiality, reasonableness, good faith and fair dealing.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Notes have been duly authorized and, when (i) the Supplemental Indenture shall have been duly executed and delivered by the parties thereto and (ii) the Notes have been (A) duly executed and delivered by the Company and authenticated by the Trustee as provided in the Indenture, and (B) duly delivered to the purchasers thereof against payment of the agreed consideration therefor, as provided in the Registration Statement, the Prospectus and the Indenture, will constitute validly issued and binding obligations of the Company.

The opinions set forth herein are rendered as of the date hereof, and we assume no obligation to update such opinions to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.  This opinion is rendered to you in connection with the offering of the Notes under the Prospectus.  This opinion may not be relied upon for any other purpose, or furnished to, quoted or relied upon by any other person, firm or corporation for any purpose, without our prior written consent, except that (A) this opinion may be furnished or quoted to judicial or regulatory authorities having jurisdiction over you, and (B) this opinion may be relied upon by purchasers and holders of the Notes currently entitled to rely on it pursuant to applicable provisions of federal securities law.  We hereby consent to the filing of a copy of this opinion as Exhibit 5.1 to the Current Report, which is incorporated by reference into the Registration Statement and the Prospectus, and to references to our firm under the caption “Legal Matters” in the Base Prospectus and in the Prospectus Supplement.  In giving such consent,

Senior Housing Properties Trust

February 10, 2016

we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Sullivan & Worcester LLP

SULLIVAN & WORCESTER LLP